Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-276975

$3,000,000,000

AMERICAN EXPRESS COMPANY

$1,300,000,000 5.645% Fixed-to-Floating Rate Notes due April 23, 2027

$1,400,000,000 5.532% Fixed-to-Floating Rate Notes due April 25, 2030

$300,000,000 Floating Rate Notes due April 23, 2027

Terms and Conditions Applicable to all Notes

Issuer:	American Express Company

Expected Ratings(1):	A2/BBB+/A (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Ranking:	Senior Unsecured

Trade Date:	April 22, 2024

Settlement Date:	April 25, 2024 (T+3). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes are initially expected to settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Total Net Proceeds to American Express Company:	$2,992,700,000 (before expenses)

Use of Proceeds:	The issuer intends to use the net proceeds from this offering for general corporate purposes.

Listing:	The Notes will not be listed on any exchange.

Minimum Denominations/Multiples:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	R. Seelaus & Co., LLC BNP Paribas Securities Corp. Lloyds Securities Inc. NatWest Markets Securities Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Junior Co-Managers:	Drexel Hamilton, LLC Siebert Williams Shank & Co., LLC

Risk Factors:	Investing in the Notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page 3 of the base prospectus (as defined below) and in the issuer’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and the other information incorporated by reference in the base prospectus.

Calculation Agent:	The Bank of New York Mellon

Concurrent Offering:	Concurrently with this offering, the issuer is offering $500,000,000 principal amount of its 5.915% fixed-to-floating rate subordinated notes due April 25, 2035.

Terms and Conditions Applicable to the 5.645% Fixed-to-Floating Rate Notes due April 23, 2027

Maturity Date:	April 23, 2027

Par Amount:	$1,300,000,000

Benchmark Treasury:	UST 4.500% due March 31, 2026

Benchmark Treasury Price and Yield:	99-04 3/4; 4.965%

Re-offer Spread to Benchmark:	+68 bps

Re-offer Yield:	5.645%

Interest Rates:	The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 5.645%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the base prospectus) plus 0.750%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, April 23, 2026

Floating Rate Period:	From, and including, April 23, 2026 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.150%

Net Proceeds to American Express Company:	$1,298,050,000 (before expenses)

Interest Payment Dates:	(i) With respect to the Fixed Rate Period, April 23 and October 23 of each year, beginning October 23, 2024 (short first interest period) and ending on April 23, 2026 and (ii) with respect to the Floating Rate Period, January 23, April 23, July 23 and October 23, beginning July 23, 2026 and ending on the Maturity Date.

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period.

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the Redemption Date).

Business Day Convention:	Fixed Rate Period: Following Unadjusted Business Day Convention Floating Rate Period: Modified Following Adjusted Business Day Convention, except Following Unadjusted Business Day Convention for the Maturity Date and any Redemption Date.

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Par Call Redemption:	(i) In whole but not in part on April 23, 2026 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

Optional Make-Whole Redemption:	In whole or in part, on or after October 25, 2024 (or if additional Notes are issued after April 25, 2024, on or after the date that is six months after the issue date of such additional Notes) and prior to April 23, 2026, at a redemption price as calculated and paid in the manner described in the base prospectus, with a Treasury Rate “spread” of 12.5 basis points.

CUSIP:	025816 DT3

ISIN:	US025816DT39

Terms and Conditions Applicable to the 5.532% Fixed-to-Floating Rate Notes due April 25, 2030

Maturity Date:	April 25, 2030

Par Amount:	$1,400,000,000

Benchmark Treasury:	UST 4.125% due March 31, 2029

Benchmark Treasury Price and Yield:	97-22 1/4; 4.652%

Re-offer Spread to Benchmark:	+88 bps

Re-offer Yield:	5.532%

Interest Rates:	The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 5.532%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the base prospectus) plus 1.090%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, April 25, 2029

Floating Rate Period:	From, and including, April 25, 2029 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.350%

Net Proceeds to American Express Company:	$1,395,100,000 (before expenses)

Interest Payment Dates:	(i) With respect to the Fixed Rate Period, April 25 and October 25 of each year, beginning October 25, 2024 and ending on April 25, 2029 and (ii) with respect to the Floating Rate Period, January 25, April 25, July 25 and October 25, beginning July 25, 2029 and ending on the Maturity Date.

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period.

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the Redemption Date).

Business Day Convention:	Fixed Rate Period: Following Unadjusted Business Day Convention Floating Rate Period: Modified Following Adjusted Business Day Convention, except Following Unadjusted Business Day Convention for the Maturity Date and any Redemption Date.

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Par Call Redemption:	(i) In whole but not in part on April 25, 2029 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

Optional Make-Whole Redemption:	In whole or in part, on or after October 25, 2024 (or if additional Notes are issued after April 25, 2024, on or after the date that is six months after the issue date of such additional Notes) and prior to April 25, 2029, at a redemption price as calculated and paid in the manner described in the base prospectus, with a Treasury Rate “spread” of 15 basis points.

CUSIP:	025816 DU0

ISIN:	US025816DU02

Terms and Conditions Applicable to the Floating Rate Notes due April 23, 2027

Maturity Date:	April 23, 2027

Par Amount:	$300,000,000

Base Rate:	Compounded SOFR (as determined in accordance with the provisions set forth in the base prospectus).

Spread:	+75 bps

Public Offering Price:	100.000%

Underwriters’ Discount:	0.150%

Net Proceeds to American Express Company:	$299,550,000 (before expenses)

Interest Payment Dates:	January 23, April 23, July 23 and October 23 of each year, beginning July 23, 2024 (short first interest period).

Interest Periods:	Quarterly. The initial period will be the period from, and including the Settlement Date to, but excluding, July 23, 2024, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Interest Determination Dates:	Two U.S. Government Securities Business Days preceding each Interest Payment Date (or in the final Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the Redemption Date).

Business Day Convention:	Modified Following Adjusted Business Day Convention, except Following Unadjusted Business Day Convention for the Maturity Date and any Redemption Date.

Day Count:	Actual / 360

Optional Par Call Redemption:	(i) In whole but not in part on April 23, 2026 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

CUSIP:	025816 DS5

ISIN:	US025816DS55

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a base prospectus (the “base prospectus”) dated February 9, 2024) with the SEC for the offering to which this communication relates. Capitalized terms used but not defined herein have the meanings ascribed to them in the base prospectus. Before you invest, you should read the base prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049 and Wells Fargo Securities, LLC at 1-800-645-3751.